EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-228577) and (No. 333-170727) on Form S-8 of Moody’s Corporation of our report dated June 14, 2023, with respect to the financial statements and supplemental schedule H, line 4i - Schedule of Assets (held at year end) of the Profit Participation Plan of Moody’s Corporation.

/S/ KPMG LLP

New York, New York
June 14, 2023